FORM OF
MANGOSOFT, INC.
NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depositary, or other nominee of non-transferable rights (the “Rights”) to purchase shares of common stock, par value $0.001 per share, of MangoSoft, Inc. (the “Company”) pursuant to the rights offering described and provided for in the Company’s Prospectus dated December 21, 2007 (the “Prospectus”), hereby certifies to the Company and to Interwest Transfer Company, as Subscription Agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of common stock pursuant to the Over-Subscription Privilege (as defined in the Prospectus), the number of shares specified below pursuant to the Over-Subscription Privilege, listing separately below each such exercised Basic Subscription Privilege and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the Over-Subscription Privilege, each such beneficial owner’s Basic Subscription Privilege has been exercised in full:

	Number of Shares Owned on the Record Date	Number of Shares Subscribed for Pursuant to Basic Subscription Privilege	Number of Shares Subscribed for Pursuant to Over-Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.

Provide the following information if applicable:

Depository Trust Company (“DTC”):

Participant Number: _________________________________

Participant Name: By: ________________________________
Name:
Title:

DTC Basis Subscription Confirmation Number(s): ______________________________________